Exhibit 10.15

PROFIT PARTICIPATION AGREEMENT

This Profit Participation Agreement (“Agreement”) is effective as of April     , 2017 (the “Effective Date”), by and between The Real Good Food Company LLC, a California limited liability company (“Company”) and CPG Solutions, LLC, a Wyoming limited liability company (“CPG”). Company and CPG may be referred to in this Agreement together as “Parties” or individually as a “Party”.

RECITALS

A.         The Company is in the business of manufacturing, marketing and selling gluten-free, high protein pizza and related items (“Products”).

B.         CPG has expertise in sales and marketing, including without limitation, expertise in social media campaigns.

C.         The Company desires to collaborate with CPG, and CPG desires to collaborate with the Company on the sales and marking of the Products and, in exchange for CPG’s efforts to enter into an arrangement whereby CPG will share in the net profits the Company, all on the terms and conditions of this Agreement.

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

OPERATIVE PROVISIONS

ARTICLE I

INCORPORATION OF RECITALS; DEFINITIONS; TERM

1.1        Incorporation of Recitals. The Recitals set forth above are material and by this reference are incorporated herein and made a part of this Agreement.

1.2        Defined Terms. Capitalized terms not specifically defined in this Agreement shall have the meaning ascribed to such terms in the Amended and Restated Operating Agreement of the Company attached hereto as Exhibit A and incorporated herein by this reference (“Operating Agreement”).

1.3        Term. The obligations of the Parties outlined in Articles II and III below shall commence on April l, 2017 and shall terminate upon the termination of the employment, for Cause, as determined by at least two Members of the Company that collectively hold a Majority in Interest, or a voluntary termination, of the employment of Andrew Stiffleman (“Term”).

1.4        Effect of Termination. Upon the expiration or termination of the Term, CPG shall no longer receive any distributions of Profits except upon a Sale, as defined below, but shall receive a Profits Participation based on the value of the Company at the end of the Term (“Capped Value”). For purposes of a sale or transfer of substantially all of the assets or membership interests in the Company (“Sale”), the Capped Value shall be set at the net value of the Company at the end of the Term. Capped Value shall be determined by multiplying the net Sale price (purchase price less debt and Capital Contributions) by a fraction of which the numerator shall be the net revenues for the twelve (12) months previous to the end of the Term and the denominator of which shall be net revenues for the twelve (12) months previous to the determination of the purchase price for the Company. “Net revenues” means gross revenue less discounts, broker fees and credit terms. Upon the sale of the Company, CPG would receive ten percent (10%) of the net distributions to the Members based on the Capped Value. For purposes of clarity, see the example set forth below:

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Net Revenue at the time of Termination: $10,000,000

Net Revenue at the time of a Sale of the Company: $20,000,000

Purchase Price for the Sale of the Company: $45,000,000

Fraction to determine the Capped Value: $10,000,000/$20,000,000 = 1⁄2

Payoff liabilities and Capital Contributions: $5,000,000

Net Sales price (Profits) to be distributed to Members: $40,000,000

Capped Value: $20,000,000 ($40,000,000 x 1⁄2)

CPG Profits at 10% of Capped Value: $2,000,000

($40,000,000 x 1/2 = $20,000,000 x .10 = $2,000,000).

Under no circumstances will CPG receive greater than ten percent (10%) of the Profits from a Sale.

ARTICLE II

GRANT OF PROFITS PARTICIPATION; ADDITIONAL CONSIDERATION

2.1        Grant of Profit Participation Rights. During the Term and subject to the terms and conditions of this Agreement, CPG shall have the right to receive ten percent (10%) of the Company’s net profits (“Profits Participation”). “Net profits” shall mean the net profits of the Company as defined in the Operating Agreement. The Profits Participation interest in the Company are intended to be treated as “profits interests” under IRS Revenue Procedure 93-27 and IRS Revenue Procedure 2001-43, although the Company shall have no liability for the failure of such Profits Participation to so qualify, and subject to the provisions of this Agreement. In accordance with Rev. Proc. 2001-43, 2001-2 C.B. 191, the Company shall treat CPG as the owner of the Profits Participation interest as of the Effective Date, and shall file its IRS Form 1065, and issue the appropriate Schedule K-1 to CPG, allocating to CPG its distributive share of all items of income, gain, loss, deduction and credit associated with CPG as if it were fully vested. CPG agrees to take into account such distributive share in computing its federal income tax liability for the entire period during which it holds the Profits Participation interest.

2.2        Operating Agreement. The Profits Participation granted to CPG under this Agreement are subject to certain rights, limitations and obligations set forth in the Operating Agreement incorporated herein by this reference. Furthermore, the Profits Participation provide CPG only with a right to the distribution of net profits realized by the Company, pari passu with the Members of the Company, and do not entitle CPG to become a Member of the Company nor entitle CPG to any other rights offered to the Members of the Company under the Operating Agreement or applicable law. In the event of conflict with the terms of the Operating Agreement and this Agreement, this Agreement shall prevail.

2.3        Further Limitations on Profits Participation. CPG agrees that the Profits Participation granted under this Agreement shall not be transferrable and shall be subject to termination as set forth in Section 1.3 and Section 1.4 above. If the Company determines, in its sole discretion, to raise additional equity, the Profits Participation shall be diluted pari passu with the then current Membership Interests calculated as if the then current Members of the Company did not participate in the equity raise.

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ARTICLE III

OBLIGATIONS OF CPG

3.1        Obligations of CPG. As consideration for the Profits Participation, CPG agrees to provide the Company with the product collaboration and marketing services during the Term. All deliverables from CPG or its members to the Company shall be considered works for hire and owned by the Company.

3.2        No Disparagement. CPG agrees not make any public statements that in any manner whatsoever disparage the Company’s marks products or services, and such obligation shall survive the termination of this Agreement and the Term.

3.3        Confidentiality. CPG agrees it shall not disclose any Confidential Information (as defined below) without the prior consent of the Company. “Confidential Information” means any and all information of and concerning the Company that is not generally known to the public; provided, that Confidential Information shall not include (CPG may disclose, subject to any agreement between CPG or its members and the Company other than this Agreement) any information (a) of which CPG learns from a source other than the Company, whether prior to or after such information is actually disclosed by the Company, that is not bound to confidentiality to the Company, or (b) that has become generally available to the public other than by virtue of a breach of this Section 3.3 by CPG. Unitholder understands that the restrictions set forth in this Section 3.5 shall survive and continue to apply after this Agreement terminates for a period of five (5) years after such termination. CPG acknowledges and agrees that the covenants under this Section 3.3 have a unique, very substantial and immeasurable value to the Company and its Subsidiaries, and that, as a result of the foregoing, in the event of any breach hereof monetary damages would be an insufficient remedy for the Company and equitable enforcement of such covenant would be proper. Therefore, CPG agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach of these covenants, without proving damages, the inadequacy of money damages, the likelihood of success on the merits or irreparable harm and without (to the extent permitted by law) the necessity of posting of a bond or other security. Notwithstanding the foregoing, nothing in this Section 3.4 shall in any way limit any confidentiality covenants entered into between any Unitholder and the Company before, on or after the Effective Date.

ARTICLE IV

CONDITIONS PRECEDENT

4.1        Conditions Precedent to Transaction and Deliverables.

a.        Company’s Obligations. On or before May 1, 2017, Company will perform the following obligations, which such obligations shall serve as a condition precedent to the validity and effectiveness of this Agreement:

i.        Cause all Members of the Company to duly execute a copy of the Operating Agreement, and provide such duly executed copy to CPG for execution;

ii.        Reflect the grant of Profits Participation to CPG on the books and records of the Company; and

iii.        Take such other action and execute such other documents, instruments or agreements as CPG, or CPG’s legal counsel, may reasonably require for the purposes of carrying out the terms and intent of the transactions contemplated by this Agreement.

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b.        CPG’s Obligations. On or before May 15, 2017, CPG will perform the following obligations, which such obligations shall serve as a condition precedent to the validity and effectiveness of this Agreement:

i.        Duly execute the Operating Agreement, and provide the Company an original copy of the same; and

ii.        Take such other action and execute such other documents, instruments or agreements as the Company, or the Company’s legal counsel, may reasonably require for the purposes of carrying out the terms and intent of the transaction contemplated by this Agreement.

4.2        Effectiveness of Agreement. This Agreement shall not commence unless and until all actions in this Agreement have been duly taken, performed, executed or waived by the relevant Party.

ARTICLE V

COMPANY’S REPRESENTATIONS, WARRANTIES, AND COVENANTS

5.1        Representations and Warranties of the Company. Company hereby represents, warrants and covenants to CPG that:

a.        Authorization. All action on the part of the Company necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations hereunder and the grant of Profits Participation have been taken, or will be taken, on or before April     , 2017, and this Agreement, when executed and delivered by the Company, shall constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company has obtained from its Members all requisite approvals for the transactions contemplated under this Agreement.

b.        Organization, Good Standing and Qualification. Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California, is duly qualified to operate business in California and has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted.

c.        Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the company is required in connection with the consummation of the transaction contemplated by this Agreement.

d.        Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company that questions the validity of the Agreement or the right of the Company to enter into the Agreement, or to consummate the transactions contemplated hereby.

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ARTICLE VI

CPG’S REPRESENTATIONS, WARRANTIES, AND COVENANTS

6.1        Representations and Warranties of CPG. CPG represents, warrants and covenants as follows:

a.        Profits Participation for CPG’s Own Account; Authority. This Agreement is made in reliance upon CPG’s representation to the Company that the Profits Participation to be acquired by CPG hereunder will be acquired for investment for CPG’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that CPG will not sell, grant any participation in, or otherwise distribute or transfer the same. By executing this Agreement, CPG further represents that subject to the terms and limitations in this Agreement, CPG does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Profits Participation to be issued to her under this Agreement. CPG represents that she has full power and authority to enter into this Agreement and this Agreement, when executed and delivered by CPG, shall constitute a valid and legally binding obligation of CPG, enforceable against CPG in accordance with its terms.

b.        Tax and Professional Advice. CPG acknowledges that she has not relied and will not rely upon the Company, Company’s legal counsel, agent or representative, or any Member with respect to any tax consequences related to the ownership of the Profits Participation or rights to the payments to be made by the Company under this Agreement, including without limitation the treatment of CPG’s members as partners or employees of the Company. CPG assumes full responsibility for all such consequences and for the preparation and filing of all tax returns and elections that may or must be filed in connection with the transactions contemplated herein, including without limitation any elections that may be made under Section 83 of the Internal Revenue Code of 1986. CPG understands that it may suffer adverse tax consequences as a result of the grant and issuance of the Profits Participation and other payments to be made by the Company to her under this Agreement. CPG represents has consulted with such professional advisors, if any, as she has seen fit in connection with this Agreement.

c.        Economic Risk; Transferee Knowledge. CPG hereby represents and warrants that it has the capacity to protect its own interests in connection with transactions contemplated by this Agreement, including the Profits Participation, and is capable of evaluating the merits and risks of further investment in the Company. CPG furthermore represents and warrants that it has received and has access to sufficient information about the Company’s business and financial condition to the extent she deemed it necessary to make a knowledgeable and informed decision to execute this Agreement. CPG furthermore recognizes the Profits Participation, as an investment, involving a high degree of risk, including but not limited to the risk of economic losses from operations of the Company. CPG has reviewed and understands, or has been provided with a sufficient period of time to review and understand, and has made itself appropriately aware of the risks.

d.        No Violations. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated hereunder, contravenes any provision of law or conflicts with, or will conflict with, or result in any breach, or violation of, or constitute a default under any covenant, agreement, contract or other instrument to which CPG is a party or is bound, or any order, judgment, decree, ordinance, regulation or any requirement of law or of any governmental or judicial authority or result in the creation of any lien, charge or encumbrance upon the Profits Participation be issued to her under this Agreement.

e.        Litigation. Except as otherwise provided in writing to the Company, there is no claim, litigation, arbitration or administrative or other similar action, investigation or proceeding pending or threatened which directly or indirectly might have a material adverse effect on or would prevent or hinder CPG’s consummation of the transactions contemplated by this Agreement.

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ARTICLE VII

INDEMNIFICATION

7.1        Indemnification by Company. The Company shall defend, indemnify and hold harmless CPG from and against any and all claims, judgments, actions, suits, costs, liabilities, damages, debts, dues, sums of money, promises, agreements, executions at law or in equity (whether direct or consequential), taxes (of whatever kind, together with any penalties and interest) or expenses whatsoever (including, but not limited to, any reasonable expenses far attorneys’ fees) that may be based upon, arise out of or result from any breach of any representation, warranty, covenant or undertaking of the Company made or pledged in this Agreement.

7.2        Indemnification by CPG. CPG hereby agrees to defend, indemnify and hold the Company and the Company’s Members, agents and representatives harmless from and against any and all claims, judgments, actions, suits, costs, liabilities, damages, debts, dues, sums of money, promises, agreements, executions at law or in equity, taxes (of whatever kind, together with any penalties and interest) or expenses whatsoever (including, but not limited to, any reasonable expenses for attorneys’ fees) that may be based upon, arise out of or result from any breach of any representation, warranty, covenant or undertaking of CPG made in this Agreement.

ARTICLE VIII

RESERVATION OF INTEREST

The Parties acknowledge and agree that, except for the rights expressly granted by each Party to the other Party under this Agreement, the Company will retain all right, title and interest in and to its products, services, marks and all content, information and marketing materials on its website(s), social media, online or in-print literature or in other mediums, and nothing contained in this Agreement will be construed as conferring upon CPG, by implication, operation of law or otherwise, any other right. Furthermore, CPG hereby acknowledges that Company shall retain all rights and ownership in, to and under the products.

ARTICLE IX

MISCELLANEOUS

9.1        No Agency. Notwithstanding anything in this Agreement, CPG will not make any claims, representations or warranties on behalf of the Company or bind the Company, and acknowledges she is not authorized to do so by this Agreement. The Parties acknowledge that the relationship between them will be that of independent contractors. Nothing contained herein will be construed to imply a joint venture, principal or agent relationship, or other joint relationship, and neither Party will have the right, power or authority to bind or create any obligation, express or implied, on behalf of the other Party.

9.2        Survival. All statements contained in any other written instrument delivered by or on behalf of any Party, or in connection with the transactions contemplated hereby, shall be deemed to be representations and warranties made pursuant to this Agreement by such Party along with the representations and warranties made in this Agreement, and such representations made pursuant to this Agreement shall survive the consummation of the transactions contemplated by this Agreement. More specifically, Section 3.3 and Articles V, VI, VII and VIII of this Agreement shall survive any expiration or termination of this Agreement. Notwithstanding the foregoing, the expiration or termination of this Agreement will not relieve the Parties of any liability or obligation that accrued prior to such expiration or termination.

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9.3        Successors and Assigns; Transfer. The terms and conditions of this Agreement shall be binding upon the respective successors and assigns of the Parties and shall inure to the benefit of the Company its successors and assigns. CPG may not assign, transfer or otherwise encumber any rights granted or obligations assigned to her under this Agreement.

9.4        Governing Law; Venue. This Agreement, and all acts and transactions made pursuant hereto and the rights and obligations of the Parties hereunder, shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. Any action arising out of or relating to this Agreement or to its breach shall be brought in any federal or state court sitting in Riverside County, California, and all Parties hereby submit to the exclusive jurisdiction of the federal and state courts in Riverside County, California.

9.5        Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Signatures delivered by facsimile or electronic means shall have the same force and validity as original signatures.

9.6        Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.7        Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail, with postage prepaid, addressed to the Party to be notified at such Party’s address as set forth below, or as subsequently modified by written notice.

If to the Company:	The Real Good Food Company LLC
[***]

With a copy to:	Varner & Brandt LLP
Attention: Sean S. Varner
3750 University Avenue, Suite 610
Riverside, California 92501

If to CPG:	CPG Solutions, LLC
Attention: Andrew Stiffleman
[***]

9.8        Expenses. Each Party to this Agreement shall pay its own expenses incurred with respect to this Agreement, the documents referred to herein and the transactions contemplated hereby and thereby, irrespective of whether such transactions are consummated.

9.9        Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

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9.10        Confidentiality. Each Party agrees that, except with the prior written permission of the other Party, the Parties shall at all times keep confidential and not divulge, furnish or make accessible to anyone (other than their respective attorneys, accountants and advisors on a need to know basis) any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other Party.

9.11        Further Documents. Subsequent to the date hereof, each Party agrees to execute and deliver to the other such further instruments of conveyance and transfer any and all other documents and instruments and to perform such further acts as may be necessary to effectuate or implement the terms and intent of this Agreement.

9.12        Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

9.13        No Third Party Beneficiary. Notwithstanding anything else contained herein to the contrary, the Parties specifically disavow any desire or intention to create any third-party beneficiary obligations, and specifically declare that no person, other than as set forth in this Agreement, shall have any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

9.14        Entire Agreement; Assignment; Binding Effect. This Agreement, and the documents referred to herein constitute the entire agreement between the Parties pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the Parties are expressly canceled. The rights and obligations of any Party under this Agreement may not be transferred or assigned, directly or indirectly, without the prior written consent of the Party burdened by such assignment or transfer, which consent will not be unreasonably withheld.

9.15        Informed Consent. Each Party hereby declares that such Party has received sufficient information, either through said Party’s own legal counsel or other sources of said Party’s own selection, so as to be able to make an intelligent and informed judgment whether to enter into this Agreement. Each Party further states that he or it has read this Agreement in its entirety prior to executing the document, and that he or it has executed this Agreement voluntarily, with competence and capacity to contract and with knowledge of the terms, significance and legal effect of this Agreement.

9.16        No Interpretational Preference. In the event any disagreement should arise between the Parties regarding the interpretation of any of the provisions of this Agreement, then neither of the Parties shall be entitled to receive any preference by operation of law, or in equity, in the interpretation of such disagreement.

9.17        Incorporation of Documents. Each document identified in this Agreement, whether or not attached hereto, is incorporated herein by reference and made a part hereof at each point of reference.

[signatures on the following page]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on their respective behalf by their respective representatives, thereunto duly authorized, as of the Effective Date.

COMPANY:

The Real Good Food Company LLC, a California limited liability company

By:	/s/ Josh Schreider

Josh Schreider
Its:	Manager

CPG:

CPG Solutions, LLC, a Wyoming limited liability company

By:	/s/ Andrew Stiffleman

Andrew Stiffleman
Its:	Manager

Signature Page to Profit Participation Agreement

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EXHIBIT A

AMENDED AND RESTATED OPERATING AGREEMENT

[attached behind]

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

THE REAL GOOD FOOD COMPANY LLC,

a California limited liability company

TABLE OF CONTENTS

1.	Definitions	1

2.	Formation and Organization	1
2.1	Formation	1
2.2	Name	1
2.3	Office; Registered Agent	1
2.4	Title to Assets; No Partition	2
2.5	Purposes	2
2.6	Duration	2
2.7	Limitation of Liability	2
2.8	Manager	2

3.	Capital Contributions; Loans and Other Business Transactions	2
3.1	Capital Structure	2
3.2	Initial Capital Contributions	2
3.3	Additional Capital Contributions	3
3.4	Capital Accounts	3
3.5	Adjustment of Membership Percentage Interests	4
3.6	No Interest	4
3.7	Loans and Other Business Transactions	4

4.	Allocations of Net Profit and Net Loss	4
4.1	Net Loss	4
4.2	Net Profit	4
4.3	Allocations for Tax Purposes	4

5.	Distributions	5
5.1	Return of Distributions in Certain Circumstances	5
5.2	No Distributions in Kind	5

6.	No Liability of Members; Indemnity of Members	5
6.1	No Liability	5
6.2	Indemnification	5

7.	Management	7
7.1	Manager	7
7.2	Term	7
7.3	Appointment and Removal of the Manager	7
7.4	Powers and Duties of Manager	7
7.5	Procedure for Action by the Manager	8
7.6	Time	8
7.7	Compensation	8
7.8	Business Expenses	9
7.9	No Management by Other Persons or Entities	9
7.10	Title to Assets	9
7.11	Banking	9

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8.	Company Accounts and Accounting	9
8.1	Partnership Tax Treatment	9
8.2	Book of Accounts	9
8.3	Method of Accounting	9
8.4	Fiscal Year	9
8.5	Records	9
8.6	Financial Statements	10
8.7	Income Tax Data and Reports	10
8.8	Tax Matters Partner	11

9.	Membership	11
9.1	Members; Classes of Membership Interest	11
9.2	Personal Nature of Membership Interests	11
9.3	Additional Member(s)	11
9.4	Admission of Substitute Member(s)	11
9.5	Dissociation of a Member	11
9.6	Profits Participants	12

10.	Member Meetings and Voting	13
10.1	Member Meetings	13
10.2	Written Consent	13
10.3	Membership Rights	13
10.4	Independent Activities	13
10.5	Compensation and Expenses	14

11.	Transfer of Membership Interests	14
11.1	Transfer	14
11.2	Transfer Void	14
11.3	Right of First Refusal	14
11.4	Death or Incapacity of Member	16
11.5	Marital Dissolution	16
11.6	Transfer of Interests for Estate Planning	16
11.7	Enterprise Value	17

12.	Dissociation	17
12.1	Occurrence of a Dissociation Event	17
12.2	Admission as Substitute Member	17

13.	Dissolution, Liquidation and Termination of the Company	18
13.1	Limitations	18
13.2	Cause of Dissolution	18
13.3	Authority to Wind Up	18
13.4	Liquidation of the Company	18
13.5	Filing Certificate of Dissolution	19

14.	Consent to Representation by Company Counsel	19

15.	Miscellaneous	20
15.1	Amendment	20
15.2	Authority	20

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15.3	Consents	20
15.4	Counterparts	20
15.5	Exhibit and Appendix	20
15.6	Interpretation	20
15.7	Notices	20
15.8	References	20
15.9	Third-Party Rights	20
15.10	Time	21
15.11	Venue	21
15.12	Waiver	21
15.13	Attorney Fees	21

EXHIBITS

Exhibit A – Members, Capital Contributions and Percentage Interests

Appendix 1 - Definitions

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AMENDED AND RESTATED

OPERATING AGREEMENT

OF

THE REAL GOOD FOOD COMPANY LLC,

A CALIFORNIA LIMITED LIABILITY COMPANY

This Operating Agreement (this “Agreement”) of The Real Good Food Company LLC (the “Company”), is entered into as of November     , 2016 (the “Effective Date”), by the undersigned and any party subsequently admitted as a Member in accordance with the terms and conditions of this Agreement (referred to individually as a “Member” or collectively as the “Members”).

WHEREAS, the Company was organized by Josh Schreider (“Initial Member”) under the Act by filing the Articles of Organization of the Company with the California Secretary of State on February 3, 2016;

WHEREAS, the Initial Member entered into that certain Operating Agreement of the Company dated as of February 3, 2016 (“Operating Agreement”);

WHEREAS, the Members desire to enter into this Agreement to amend and restate the Operating Agreement, all on the terms and conditions set forth in this Agreement

The Members agree as follows:

1.        Definitions. Capitalized terms in this Agreement are defined in Appendix 1, or they shall have the meanings set forth just before their use in quotations.

2.        Formation and Organization.

2.1        Formation. The Company has formed a manager-managed California limited liability company under the laws of the State of California by filing Articles of Organization (“Articles”) with the California Secretary of State and adopting this Agreement. The rights and liabilities of the Members shall be determined pursuant to the California Revised Uniform Limited Liability Act as codified in California Corporations Code Section 17701.01 et seq. (the “Act”) and pursuant to the terms of this Agreement. In the event of a conflict between the terms of the Act and this Agreement, the terms of this Agreement shall control, unless expressly prohibited in the Act, in which case the terms of the Act shall control.

2.2        Name. The name of the Company is The Real Good Food Company LLC. The Company may conduct business under that name or any other name unanimously approved by the Members and may take such actions as the Members may unanimously determine to preserve the Company’s rights and interests in any name, including, but not limited to, filing any fictitious name certificates and similar filings, and any amendments thereto, that the Members consider appropriate or advisable.

2.3        Office; Registered Agent. The Company will continuously maintain an office and registered agent in the State of California as required by the Act. The principal executive office of the Company is located at 444 East Santa Clara Street, Ventura, California, or such other location as the Manager may determine. The registered agent will be Sean S. Varner, whose address is 3750 University Avenue, Suite 610, Riverside, California 92501, or any other person or entity unanimously designated by the Members.

2.4        Title to Assets; No Partition. Title to all assets acquired by the Company shall be held in the name of the Company. Each Member irrevocably waives all its rights to maintain an action for partition of any Company assets.

2.5        Purposes.

2.5.1        Any Lawful Business. The purpose of the Company shall be to conduct any lawful business, purpose or activity which may be engaged in by a limited liability company organized under the Act, as such business activities may be unanimously determined by the Members from time to time.

2.5.2        Specific Intent. Without limiting Section 2.5.1. above, the Company specifically intends to operate as a food manufacturing company.

2.5.3        Company Powers. The Company shall have the power to perform any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and performance of such purposes, and for the protection and benefit of its assets.

2.6        Duration. The term of the Company commenced as of the date of the filing of the Articles and shall be perpetual, unless sooner terminated under Section 13 of this Agreement.

2.7        Limitation of Liability. The Members intend the Company to be a limited liability company under the Act, classified as a partnership for federal, and to the maximum extent possible, state income taxes. No Member shall take any action inconsistent with the express intent of the parties to this Agreement. The liability of each Member and Manager of the Company to third parties for obligations of the Company shall be limited to the fullest extent provided in the Act and other applicable law.

2.8        Manager. The property and affairs of the Company shall be managed by Josh Schreider, until his successor is selected in the manner provided in Section 7.3 below and shall serve all functions assigned to a “Manager” (as that term is defined in Section 17701.02(n) of the Act), in accordance with the terms of this Agreement.

3.        Capital Contributions; Loans and Other Business Transactions.

3.1        Capital Structure. The capital structure of the Company shall consist of one class of Membership Interests. Membership Interests shall be issued to the Members based on Percentage Interests, as set forth in Exhibit A. The Company may, but shall not be obligated to, issue certificates evidencing the Membership Interests issued by the Company.

3.2        Initial Capital Contributions. Each Member shall make Initial Capital Contributions to the Company in such amounts, or forms, as set forth in Exhibit A. Except as provided in this Agreement, no Member may withdraw his/its capital contributions. The Manager will amend Exhibit A from time to time to reflect the current status of Members’ class of Membership Interest, Percentage Interests and capital (or cash-equivalent) contributions.

3.3        Additional Capital Contributions. No Member shall be required to make additional Capital Contributions to the Company.

3.3.1        Consent Required. The Manager may determine from time to time in good faith that additional Capital Contributions are necessary for the operations of the Company. On making such a determination, the Manager shall give notice to all Members in writing at least thirty (30) days before the date on which the additional Capital Contribution is due. The notice shall set forth the amount of additional Capital Contribution needed, the purpose for which it is needed, the date by which the Members shall contribute and the manner and method by which each Member may provide written consent to such additional Capital Contribution. If the Members determine by a Majority in Interest that such additional Capital Contribution is necessary or appropriate for the conduct of the Company’s business, the Members will then have the first right to make the additional Capital Contribution as specified in the relevant notice. The Manager shall not have the right to seek additional Members for the Company without the consent of a Majority in Interest.

3.3.2        Dilution to Make Up Shortfall. Following the contribution of additional Capital Contributions, the Percentage Interests shall be adjusted based on the then valuation of the Company. The non-contributing Members’ Percentage Interests shall be diluted as set forth in Section 3.5 below.

3.4        Capital Accounts. An individual Capital Account shall be established and maintained on the Company’s books for each Member. If a Membership Interest is transferred in accordance with this Agreement, the transferee shall succeed to the Capital Account of the transferor. The balance of each Member’s Capital Account shall be calculated in accordance with the following provisions:

3.4.1        Additions to Capital Account. Each Member’s Capital Account shall be increased by: (a) such Member’s Capital Contributions; (b) such Member’s distributive share of Net Profit not yet distributed to that Member; (c) any items in the nature of income or gain that are specially allocated to that Member but not yet distributed to that Member; and (d) the amount of any Company liabilities assumed by such Member or secured by any Company property distributed to such Member.

3.4.2        Subtractions from Capital Account. Each Member’s Capital Account shall be decreased by: (a) the amount of cash and the Gross Asset Value of any Company assets distributed to such Member pursuant to any provision of this Agreement (net of liabilities encumbering such distributed asset that the recipient Member is considered to assume pursuant to Section 752 of the Code); (b) such Member’s distributive share of Net Loss; (c) any items in the nature of expenses or losses which are specially allocated to that Member pursuant to the terms hereof; and (d) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

3.4.3        Compliance with Regulations. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Sections 1.704-1 (b) and 1.704-2 of the Regulations, and shall be interpreted and applied in a manner consistent with the Regulations. The Manager may modify the manner in which the Capital Accounts are computed to comply with the Regulations if it is not likely to have a material effect on the amounts distributed to any Member upon dissolution of the Company.

3.4.4        Capital Account Adjustment. If the Gross Asset Value of Company assets are adjusted as described in the definition of Gross Asset Value in Appendix 1, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Company recognized gain or loss equal to the amount of such net adjustment.

3.5        Adjustment of Membership Percentage Interests. In the event additional Capital Contributions are made to the Company as set forth in Section 3.3 of this Agreement, the Members’ respective Membership Percentage Interests will be modified to take account of the level of Capital Contributions made by each. The adjustments of the Percentage Interests will be made by the Manager based on its reasonable judgment of the value of the additional Capital Contribution compared to the value of the Company immediately before the additional Capital Contribution in accordance with this Section 3.5. Exhibit A will be amended to reflect any additional Capital Contribution or adjustment in Members’ Percentage Interests.

3.6        No Interest. The Company will not pay any interest on Capital Contributions or on the balance of a Member’s Capital Account.

3.7        Loans and Other Business Transactions. Upon consent of the Manager: (i) any Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Majority in Interest deems appropriate; and (ii) Members may also transact other business with the Company and, in doing so, they shall have the same rights and be subject to the same obligations arising out of any such business transaction as would be enjoyed by and imposed upon any Person, not a Member, engaged in a similar business transaction with the Company.

4.        Allocations of Net Profit and Net Loss.

4.1        Net Loss. Unless otherwise stated in this Agreement, Net Loss will be allocated to the Members in proportion to then Percentage Interests for Company book purposes. Notwithstanding the previous sentence, loss allocations to a Member will, to the extent possible, be made only to the extent that the loss allocations do not create a deficit Capital Account balance for that Member in excess of an amount, if any, equal to that Member’s share of Minimum Gain of the Company. Any loss not allocated to a Member because of the foregoing provision will be allocated to the other Members (to the extent the other Members are not limited in respect of the allocation of losses under this Section 4.1). Any loss reallocated under this Section 4.1 will be taken into account in computing subsequent allocations of income and losses pursuant to this Section 4, so that the net amount of any item so allocated and the income and losses allocated to each Member pursuant to this Section 4, to the extent possible, will be equal to the net amount that would be allocated to each Member pursuant to this Section 4 if no reallocation of losses occurred under this Section 4.1.

4.2        Net Profit. Net Profit shall be allocated among the Members in the same proportion as Company Cash Flow is distributed to the Members pursuant to Section 5 of this Agreement.

4.3        Allocations for Tax Purposes.

4.3.1        Tax Allocations. For income tax purposes, each item of income, gain, loss or deduction of the Company shall be allocated among the Members in accordance with the method in which equivalent items of Net Profit or Net Loss are allocated pursuant to this Section 4. The foregoing provisions and the other provisions of this Agreement relating to the allocation of Net Losses and Net Profits are intended to comply with the Regulations, and if any special allocations are required in the reasonable opinion of the Company’s tax advisor to give substantial economic effect to allocated Net Losses and Net Profits pursuant to the Regulations, such special allocations shall be made in the minimum amounts required to satisfy the Regulations. In the case of any special tax allocations allowed under the code or Regulations, the method of allocation and formula determined by the Company’s tax advisor shall be followed so long as it complies with state law, the Code, the Regulations and fairly treats each Member. The method of tax allocation selected by the Tax Matters Partner shall be presumed to be “fair to all the members” and any Member or party challenging said allocation on these grounds shall bear the burden of proof.

4.3.2        Allocation upon Transfer of Membership Interests. Net Profit and Net Loss, together with corresponding tax items, shall be allocated between a transferring Member and the Substitute Member using any method approved by the Manager and permitted by Section 706 of the Code.

5.        Distributions. Any distributions made pursuant to this Section 5 are subject to the limitations of the Act. The Manager may make distributions of the Company Cash Flow in proportion to each Member’s Percentage Interest at such times and frequencies as a Majority in Interest may so elect, subject to any Profits Participant’s (defined below) right to share in the same pursuant to this Agreement and any other agreement executed between the Company and that Profits Participant concerning Profits Interest (defined below).

5.1        Return of Distributions in Certain Circumstances. A Member is only obligated to return a Distribution to the extent required under Section 17704.05 of the Act (or elsewhere in the Act). The Manager will endeavor to refrain from authorizing any Distributions that would result in such requirement.

5.2        No Distributions in Kind. Except as otherwise specifically set forth herein, the Members shall not have the right to demand or receive property other than cash in return of Capital Contributions or as to Distributions.

6.        No Liability of Members; Indemnity of Members.

6.1        No Liability. Consistent with Section 2.7 above, all debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member. This Section does not prevent a Member or Manager, should he or she so choose, from separate agreement to guaranty or otherwise become liable for a debt or obligation of the Company.

6.2        Indemnification.

6.2.1        Members. The Company shall defend, indemnify and hold the Members harmless from and against any loss, claims, damages, liabilities, expenses, judgments, fines or settlements arising from any claims (including reasonable legal expenses and other costs of defense), demands, actions, suits or proceedings (civil, criminal, administrative or investigative) in which they may be involved, as a party or otherwise, by reason of their management of, or involvement in, the affairs of the Company, or which relate to the Company, its business or affairs, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company, and, concerning any criminal proceeding, had no reasonable cause to believe the conduct of the indemnitee was unlawful. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the indemnitee did not act in good faith and in a manner which the indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company or that the indemnitee had reasonable cause to believe that the indemnitee’s conduct was unlawful, unless there has been a final adjudication in the proceeding that the indemnitee did not act in good faith and in a manner which the indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company.

6.2.2        Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by the Members in defending any claim, demand, action, suit or proceeding arising from a Member’s act or omission (whether or not constituting negligence or gross negligence) performed or omitted by them on behalf of the Company, shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding.

6.2.3        Managers, Officers and Agents. The Company shall have the power to indemnify any Person who was or is a party, or who is threatened to be made a party, to any legal proceeding by reason of the fact that the Person was or is a Manager, officer, employee or other agent of the Company, or was or is serving at the request of the Company in any capacity, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred by that Person in connection with the proceeding, if that Person acted in good faith and in a manner that the Person reasonably believed to be in the best interests of the Company, and, in the case of a criminal proceeding, the Person had no reasonable cause to believe that the Person’s conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the indemnitee did not act in good faith and in a manner which the indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company or that the indemnitee had reasonable cause to believe that the indemnitee’s conduct was unlawful, unless there has been a final adjudication in the proceeding that the indemnitee did not act in good faith and in a manner which the indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company, or that the Person had reasonable cause to believe that the Person’s conduct was unlawful.

6.2.4        Nonexclusive Right. The indemnification provided by this Section is not exclusive of any other rights to which any Person may be entitled under any Agreement, or as a matter of law, or otherwise.

6.2.5        Former Member or Manager. All provisions of this Section 6 shall apply to any former Member or Manager of the Company for all actions or omissions taken while such person was a Member or Manager of the Company to the same extent as if such person were still a Member or Manager of the Company.

6.2.6        Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Manager shall, in his business judgment, deem reasonable, on behalf of Members, as that term is defined in any insurance policy obtained by the Company, and such other persons or entities as the Members shall determine, against any liability that may be asserted against, or expenses that may be incurred by, any such person or entity in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such person or entity against such liability under the provisions of this Agreement.

7.         Management.

7.1        Manager. The business, property and affairs of the Company shall be managed by the Manager named in Section 2.8 until his successor is selected in accordance with Section 7.3 below. Except as otherwise provided in this Agreement, all decisions concerning the property and affairs of the Company shall be made by the Manager.

7.2        Term. The Manager shall serve until the earlier of the following: (a) resignation, retirement, death or disability; (b) removal by the Members in accordance with Section 7.3 below; and (c) the expiration of the Manager’s term as a Manager, if such term is designated by a Majority in Interest.

7.3        Appointment and Removal of the Manager. The Manager shall be appointed by a Majority in Interest for (a) a term expiring with the appointment of a successor, or (b) a term expiring at a definite time specified by a Majority in Interest in connection with the appointment. Members, by a Majority in Interest, may appoint more than one Manager. A Manager may be removed with or without cause at any time by an action of a Majority in Interest. The initial Manager shall be Josh Schreider, who shall serve until the appointment of a successor in accordance with this Section 7.

7.4        Powers and Duties of Manager. The Manager shall preside over the day to day function of the Company, including the following:

(a)        Execute on behalf of the Company all instruments, documents and other agreements on behalf of the Company in such forms as the Manager may approve;

(b)        Endorse checks, drafts or other evidence of indebtedness to the Company for deposit into one of the Company’s accounts;

(c)        Do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business; and

(d)        Otherwise undertake any other act in the ordinary course of the Company’s activities.

Notwithstanding the default rules promulgated by Section 17704.07(c) of the Act, the Manager may only take the following actions upon the approval of a Majority in Interest:

(a)        Select the officers of the Company;

(b)        Employ accountants, legal counsel, managing agents, tradesmen, contractors, subcontractors or other Persons to perform services for the Company;

(c)        Maintain and purchase liability insurance to the extent deemed reasonable or prudent to protect the Company’s property and business;

(d)        Promptly and swiftly sell, lease exchange or otherwise dispose of all, or substantially of the Company’s property outside the ordinary course of the Company’s activities;

(e)        Commence lawsuits and other proceedings on behalf of the Company;

(f)        Cause the dissolution, termination, merger or conversion of the Company; and

(g)        Any other powers or duties that may be prescribed in this Agreement or by a Majority in Interest.

7.5        Procedure for Action by the Manager. If there is more than one Manager, actions by the Managers shall be taken at meetings or as otherwise provided in Section 7.5(e) below by at least a majority vote of those serving as the Manager, or the number of votes otherwise sufficient to approve the action pursuant to the terms of this Agreement.

(a)        Meetings. No regular meetings of the Manager need be held. If there is more than one Manager, any Manager may call a Manager meeting by giving Notice of the time and place of the meeting at least forty-eight (48) hours before the time of the holding of the meeting. The Notice need not specify the purpose of the meeting, nor the location if the meeting is to be held at the principal executive office of the Company. Participation in a Manager meeting may occur through the use of conference telephone or similar communications equipment, so long as all participants in such meeting can hear one another. Participation in a meeting pursuant to the foregoing sentence constitutes presence in person at such meeting.

(b)        Minutes. The Manager shall keep, or cause to be kept, with the books and records of the Company full and accurate minutes of all meetings, notices and waivers of notices of meetings, and all written consents to actions by the Manager.

(c)        Quorum. A majority of those serving as the Manager shall constitute a quorum for the transaction of business at any Manager meeting.

(d)        Waiver of Notice. Notice of a meeting need not be given to any Manager who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Manager. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of the meeting. A waiver of notice need not specify the purpose of any Manager meeting.

(e)        Action by Written Consent Without a Meeting. Any action required or permitted to be taken by the Manager may be taken without a meeting, if at least a majority of those serving as the Manager individually consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Manager. Such action by written consent shall have the same force and effect as a vote of the Manager at a duly held meeting.

7.6        Time. It is acknowledged that a Manager may have other business interests to which that Manager devotes part of its time. A Manager shall devote as much time to the conduct of the business of the Company as that Manager, in that Manager’s own good faith and discretion, deems necessary.

7.7        Compensation. The Manager shall not be entitled to compensation unless otherwise determined by the Majority in Interest of the Members. Notwithstanding the foregoing, no Manager is prevented from receiving such a salary or other compensation because the Manager is also a Member.

7.8        Business Expenses. The Company shall promptly reimburse the Manager for all ordinary, necessary, and direct expenses incurred by the Manager on behalf of the Company in carrying out the Company’s business activities, contingent upon submission of substantiating documentation (such as receipts, paid bills or canceled checks) containing information sufficient to establish the amount and character of any such expenditure.

7.9        No Management by Other Persons or Entities. Except and only to the extent expressly and unanimously delegated by the Members or Manager, no person or entity other than the Manager shall be an agent of the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

7.10        Title to Assets. The Manager shall cause all assets of the Company, whether real or personal, to be held solely in the name of the Company.

7.11        Banking. All funds of the Company shall be deposited in one or more accounts with one or more recognized financial institutions in the name of the Company, at locations determined by the Manager. Withdrawal from those accounts shall require the signature of the Manager.

8.        Company Accounts and Accounting.

8.1        Partnership Tax Treatment. Each Member acknowledges that it understands and intends that the arrangement created hereunder is a partnership for federal (and applicable state and local) income tax purposes and that it intends and expects to be treated as a partner thereof for such purposes. The Members agree that, unless otherwise required by appropriate tax authorities, neither the Company nor any Member shall file or cause to be filed annual returns, reports or other forms inconsistent with such stated intent. No election to treat the Company other than as a partnership for federal income tax purposes or any relevant state or local tax purposes shall be made by or on behalf of the Company or any Member.

8.2        Book of Accounts. Complete books of account of the Company’s business, in which each Company transaction shall be fully and accurately entered, shall be kept at the Company’s principal execute office and at other locations that the of Manager shall determine from time to time, and shall be open to inspection and copying on reasonable notice by any Member or the Member’s authorize representatives during normal business hours. The costs of inspection and copying shall be borne by the Member.

8.3        Method of Accounting. The financial books and records of the Company shall be kept on a cash basis unless changed to the accrual basis by the Manager. The financial statements of the Company shall be prepared in accordance with generally accepted accounting principles and shall be appropriate and adequate for the Company’s business and for carrying out the provisions of this Agreement.

8.4        Fiscal Year. The Company’s fiscal year (the “Fiscal Year” ) is the calendar year unless changed by the Manager in accordance with applicable tax laws.

8.5        Records. At all times during the term of existence of the Company, and beyond that term if the Manager deems it necessary, the Manager shall keep or cause to be kept the books of account referred to in Section 8.2 above, together with:

(a)        Exhibit A, attached hereto, updated in accordance with Section 9.1 below;

(b)        A copy of the Articles, as may be amended;

(c)        Copies of the Company’s federal, state and local income tax or information returns and reports, if any, for the six (6) most recent tax years;

(d)        An original executed copy or counterparts of this Agreement, as may be amended;

(e)        Any powers of attorney under which the Articles or this Agreement or any amendments to the Articles or this Agreement were executed;

(f)        Financial statements of the Company for the six (6) most recent fiscal years; and

(g)        The books and records of the Company as they relate to the Company’s internal affairs for the current and past four (4) fiscal years.

If the Manager deems that any of the foregoing items shall be kept beyond the term of existence of the Company, the repository of those items shall be as designated by the Manager.

8.6        Financial Statements. At the end of each Fiscal Year, the books of the Company shall be closed and examined, statements reflecting the financial condition of the Company and its Profits or Losses shall be prepared, and a report about those matters shall be issued by the Company’s certified public accountant(s). Copies of the financial statements shall be given to all Members. In addition, all Members shall receive, not less frequently than at the end of each calendar quarter, copies of such financial statements regarding the previous calendar quarter as may be prepared in the ordinary course of business by the Manager or accountants selected by the Manager. The Manager shall cause an annual report to be sent to each Member within one hundred twenty (120) days after the end of the Fiscal Year of the Company. The annual report shall be sent by electronic transmission by the Company and shall include:

(a)        A balance sheet and income statement, and a statement of Cash Flow of the Company as of the close of the Fiscal Year; and

(b)        A statement showing the Capital Account of each Member as of the close of the Fiscal Year and the distributions, if any, made to each Member during the Fiscal Year. Members may request interim balance sheets and income statements, and may, at their own discretion and expense, obtain an audit of the Company books by certified public accountant(s) selected by them; provided, however, that not more than one such audit shall be made during any Fiscal Year of the Company.

8.7        Income Tax Data and Reports. The Tax Matters Partner shall send or cause to be sent to the Members and Transferees, if any, within ninety (90) days after the end of each Fiscal Year, such information as is necessary for the Members to complete their federal and state income tax or information returns together with a copy of the Company’s federal, state and local income tax or information returns for that year.

8.8        Tax Matters Partner. The Manager shall act as the Tax Matters Partner. The Members must cooperate with the Tax Matters Partner and shall do or refrain from doing all things reasonably required by the Tax Matters Partner to conduct tax matter proceedings. The Tax Matters Partner shall afford the other Members the opportunity to attend all meetings with tax authorities and all such proceedings. The Tax Matters Partner must promptly notify the other Members upon the receipt of any correspondence from any federal, state or local tax authorities relating to any examination of the Company’s affairs.

9.         Membership.

9.1        Members; Classes of Membership Interest. The name, present mailing address, class of Membership Interest and Percentage Interests of the Members are set forth on Exhibit A.

There shall be no additional Members admitted to the Company without the written consent of the Majority in Interest, which such consent may be withheld by each Member in his or her sole and absolute discretion. Exhibit A will be amended from time to time on the admission of an Additional Member or Substitute Member, to set forth that Member’s name, present mailing address, class of Membership Interest and Percentage Interest.

9.2.        Personal Nature of Membership Interests. The Membership Interests shall be personal property for all purposes. All property, real or personal, which the Company owns shall be deemed owned by the Company as an entity and not by any Member.

9.3.        Additional Member(s). Additional Person(s) may be issued Membership Interests and admitted to the Company as Additional Member(s) upon terms determined by the Majority in Interest and (i) in accordance with this Agreement and (ii) upon the written subscription of such Additional Person(s) to be bound by and abide by the terms and conditions of this Agreement.

9.4        Admission of Substitute Member(s). No transferee of a Membership Interest may be admitted as a Substitute Member with all the rights of the Member who assigned the Membership Interest without the approval of the Majority in Interest. If so admitted, the Substitute Member shall have all the rights and duties of the Member who assigned the Membership Interest. If not so admitted, the transferee shall have a Transferable Interest only and shall not have Membership Rights. Admission of a Substitute Member shall not release a transferring Member from any obligations or liability to the Company that the transferring Member incurred before the transfer.

9.5        Dissociation of a Member. A Member may dissociate from the Company at any time upon sixty (60) days prior written notice to the Company, without prejudice to the lights, if any, of the Company or the other Members under any contract other than this Agreement to which the dissociating Member is a patty. Dissociation shall not release a Member from any obligations or liabilities under this Agreement accrued or incurred before the effective date of dissociation. Furthermore, the dissociating Member will thereafter be subject to the following: (i) only have a Transferable Interest in the Company (without any Membership Rights); (ii) the Membership Interest is subject to purchase and sale at the Enterprise Value (as defined in Section 11.7 below) by the Company and/or remaining Members under the terms of the Right of First Refusal set forth in Section 11.3; and (iii) the Company will not be required to distribute any property or other assets or any portion of the Capital Contributions or Capital Account of the dissociating Member until similar distributions are made to Members who have not resigned or dissociated from the Company.

9.6        Profits Participants. With the prior written unanimous approval of the Members, the Manager may, from time to time on behalf of the Company, issue a percentage of the Company to individuals as future profits interest in the Company (which future profits interest or the portion thereof earned is hereinafter referred to the “Profits Interest” and the individuals shall be referred to individually as a “Profits Participant” ) and collectively as the “Profits Participants”). Subject to the terms of this Agreement and a separate agreement between the Company and each Profits Participant, in exchange for providing personal services to the Company, shall receive a future profits only interest in the Company. With the prior written unanimous approval of the Members, the Manager may, on behalf of the Company, negotiate the terms and conditions of the Profits Interest, which may include vesting schedules and contingencies, anti-dilution, earn-in, termination, forfeiture and other terms and conditions.

(a)        Forfeiture of Profits Interest. The Profits Interests shall be subject to forfeiture for each Profits Participant as follows: in the event the services of the Profits Participant is terminated by the Company for Cause or the Profits Participant voluntarily terminates his/her services to the Company at any time, the entire Profits Interest of that Profits Participant will be automatically and immediately forfeited and terminated, unless otherwise agreed to in writing between the Company and the Profits Participant. For purposes of this paragraph, “Cause” is defined as: (a) willful and material misconduct by the Profits Participant as determined by the Company, including without limitation, willful and material failure to perform the agreed upon duties to or services for the Company, or a material breach of this Agreement or Company policies or procedures, as either may be amended from time to time, and failure to “cure” such misconduct within fourteen (14) days after receipt of written notice from the Company specifying the misconduct; (b) the commission of an act of fraud or embezzlement by the Profits Participant; (c) the conviction, plea of no contest or plea of nolo contendere for any felony by the Profits Participant; (d) gross negligence, dishonesty, breach of fiduciary duty or material breach of the terms of this Agreement, or any other agreement with the Company or any of its affiliates, which is not remedied within fourteen (14) days after receipt of written notice from the Company specifying such failure; or (e) any unauthorized use or disclosure by the Profits Participant of confidential information or trade secrets of Company, or any other intentional misconduct by such person adversely affecting the business or affairs of Company in a material manner. In the event all or any portion of the Profits Interest is forfeited, the forfeited Profits Interest will be returned to the Members on a pro rata basis.

(b)        Transfer and Assignment of Profits Interests. No Profits Participant may transfer, assign, convey, sell or encumber all or any part of the Profits Interest. Any attempted transfer shall be null and void and shall cause the Profits Interest to be immediately forfeited.

(c)        Rights. The Profits Interest is a future interest in profits of the Company only. Therefore, Profits Interest shall not entitle a Profits Participant to have voting rights, otherwise participate in the management or decision-making affairs of the Company or have any other rights not specifically granted to him or her in writing. Furthermore, Profits Interest shall not confer on a Profits Participant any right to continue in the service of Company, or any of its affiliates, or affect their right to terminate the Profits Participant’s service at any time. The grant of Profits Interest shall not affect the right of the Company or any parent or subsidiary thereof to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, wind up or otherwise reorganize.

10.        Member Meetings and Voting.

10.1        Member Meetings.    Meetings of the Members shall not be required. In the event a meeting of the Members is desired, any Member entitled to vote and holding no less than twenty percent (20%) of the Percentage Interests may call a meeting upon written request to the Company. Notice of the meeting, shall be noticed in writing no earlier than sixty (60) days, nor later than ten (10) days, prior to the meeting date, and shall specify, at a minimum, the time, purpose and location of the meeting. Members representing a Majority in Interest shall constitute quorum for the transaction of business at any Member Meeting. Unless otherwise set forth in this Agreement or required by the Act, all Member votes on any matter shall require an affirmative vote of a Majority in Interest. Such meetings shall be held and adjourned in the manner provided in this Agreement or Section 17704.07(f)-(q) of the Act.

10.2        Written Consent.    Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting if Members with the percentage of votes sufficient to approve the action pursuant to the terms of this Agreement resolve thereto in writing (including, without limitation, in electronic form) and the writing or writings are filed with the Company records of actions taken by Members. In no instance where action is authorized by written resolution shall it be required that a meeting of Members be called or notice be given; however, upon passage, a copy of the action taken by written resolution of the Members shall be sent promptly to all Members.

10.3        Membership Rights.    The Members have vested the management of the Company in the Manager and shall have no management rights. A Member’s Membership Rights includes all rights of a Member other than the Member’s Transferrable Interest and shall include the following rights and powers, provided that any vote on these items require a Majority in Interest:

(a)        To appoint, remove and replace the Manager in accordance with Section 7.3 above;

(b)        To inspect the books, records and accounts of the Company in accordance with Section 8.2 above;

(c)        To approve or deny a plan for merger or conversion in accordance with Section 17710.01 et seq. of the Act;

(d)        To approve or deny a dissolution or termination of the Company in accordance with Section 13.2 below; and

(e)        To the extent expressly required by this Agreement or the Act, to vote on or grant consent or approval concerning matters coming before the Company.

10.4        Independent Activities.    Each Member, any partner, shareholder, officer, director or employee thereof, or any person owning a legal or beneficial interest therein (collectively, “Affiliates” and each individually an “Affiliate”), may engage in or possess an interest in any other business or venture of every nature and description, independently or with others, including those which may be the same or similar to or compete with the Company’s business. Neither the Company nor any Member shall have any right, by virtue of this Agreement, in and to such independent ventures or the income or profits derived from any such investment opportunity not otherwise in violation of this Section 10.4. The Members have no duty to submit to the Company any business opportunities in which it may be in any way interested, and the

Members shall have the right to take for their own account (individually or otherwise) or to recommend to others any such investment opportunity not otherwise in violation of this Section 10.4.

10.5        Compensation and Expenses.

10.5.1    Member Compensation. Except as required by law or otherwise provided in this Agreement or by a Majority in Interest, no Member shall be entitled to any compensation for services or activities undertaken in his/its capacity as Member.

10.5.2    Business Expenses. The Company shall promptly reimburse the Members for reasonable and ordinary business expenses that they incur in connection with the Company’s business, contingent upon the following: (i) submission of substantiating documentation (such as receipts, paid bills or canceled checks) containing information sufficient to establish the amount and character of any such expenditure and (ii) prior approval from the Manager.

11.        Transfer of Membership Interests.

11.1        Transfer. Members may not sell, convey, mortgage, pledge, assign, hypothecate or otherwise dispose of (“Transfer”), in whole or in part, any interest or rights in, such Member’s Membership Interests, whether now owned or later acquired, except in accordance with this Section 11. Each Member hereby acknowledges the reasonableness of this prohibition in view of the purposes of the Company and relationship of the Members. To the extent that it would not have adverse tax consequences for the remaining Members and would not terminate the Company’s existence, a Member may Transfer his/its Membership Interest to the Company at no cost to the Company.

11.2        Transfer Void. Any attempted Transfer of a Member’s Membership Interests in contravention of this Section 11 shall be deemed invalid, null and void, and of no force or effect, except any transfer mandated by operation of law and then only to the extent necessary to give effect to such transfer by operation of law.

11.3        Right of First Refusal.

11.3.1    Notice of Intention to Sell. If a Member desires to Transfer his/its Membership Interests, or any part thereof, at any time, such Member shall first give written notice (“Transfer Notice”) to the Company and the other Members of his/its intention to Transfer such Membership Interests. Any such notice may be given only following receipt by the Member desiring to Transfer his/its Membership Interests or any portion thereof (the “Selling Member”) or upon receipt of a bona fide written offer for such Transfer, in which case the Transfer Notice shall specify the identity of the proposed Transferee, the amount of the cash purchase price proposed to be paid for such Membership Interests and all material terms of such transaction.

11.3.2    Right of First Refusal.

(a)        Any Transfer of Membership Interests requiring the giving of written notice under Section 11.3.1 of this Agreement shall be subject to a right of first refusal on the part of the Company exercisable within twenty (20) business days (“Company Exercise Period”) of receipt of such Transfer Notice. During such period, the Company, acting through its remaining Members (without taking into account the Selling Member), subject to any restrictions imposed by law, shall have the right to elect to purchase all (and not less than all) (subject to the condition set forth below) of the Membership Interests (the “Subject Membership Interests”) proposed to be sold by the Selling Member at a purchase equal to the lesser of the following, as applicable: (i) the same terms as proposed by the proposed Transferee (including without limitation the cash purchase price proposed to be paid for the Subject Membership Interests by such Transferee), or, if such terms and conditions are not amenable to exact duplication, upon substantially equivalent terms and conditions or (ii) the Enterprise Value; provided, however, notwithstanding the foregoing, the Company shall have the right to exercise its right of first refusal and pay the purchase price with twenty percent (20%) in cash and the balance of the purchase price over sixty (60) equal monthly installments pursuant to a promissory note bearing interest at a rate of three percent (3%) per annum. If the Company does not elect to purchase, or is prohibited from purchasing under the Act, all of the Subject Membership Interests within such twenty (20) business day period, then such right of first refusal shall pass to the non-Selling Members in accordance with Section 11.3.2(b) below with respect to the Subject Membership Interests.

(b)        If the right of first refusal shall pass to the non-Selling Members as provided in Section 11.3.2(a) above, such remaining Members shall have the right to purchase at the purchase price and on the terms and conditions specified in the Transfer Notice all of the Subject Membership Interests offered by the Selling Member by giving notice of acceptance to the Selling Member within ten (10) business days of the earlier of the expiration of the Company Exercise Period or the non-Selling Members’ receipt of notice that the Company has not elected to purchase all of the Subject Membership Interests (“Member Exercise Period”). The remaining Members shall also have the right to purchase all the Subject Membership Interests on the same terms as the Company could have purchased the Subject Membership Interests; provided, however, that the remaining Members must purchase in the aggregate all of the Subject Membership Interests offered by the Selling Member. If the operation of the foregoing provisions of this Section 11.3.2(b) does not result in the purchase of all of the Subject Membership Interests offered by the Selling Member, then the Selling Member may sell all of the offered Subject Membership Interests to the proposed Transferee at the price and on the terms and conditions set forth in the Transfer Notice during a period of forty-five (45) business days immediately following the expiration of the Member Exercise Period. If the sale of such Subject Membership Interests is not completed within such forty-five (45) business day period or if the price or terms or conditions of sale are materially modified from those contained in the Transfer Notice, then the procedures specified in this Section 11.3 shall be repeated.

11.3.3    No Membership Rights Transferred. If the conditions of Transfer set forth in Section 11.3.2 above are satisfied, the Selling Member may Transfer all or any portion of the Member’s Transferable Interests to the proposed Transferee. If the Selling Member Transfers all or any portion of the Member’s Transferable Interests to a non-Member pursuant to this Section 11.3, the Transferee shall not receive any of the transferor’s Membership Rights, if any. Additionally, the non-Member Transferee shall have no right to: (i) become a Member without the unanimous approval of all Members; (ii) exercise any Membership Rights other than those specifically pertaining to the ownership of the Transferable Interests; or (iii) act as an agent of the Company. Furthermore, the proportionate share of the Membership Rights, which would have been transferred if such Transferable Interests were transferred to a Member, shall be distributed to the remaining Members and the Selling Member shall have no further Membership Rights associated with the Transferable Interests transferred.

11.3.4    Member Contributions and Payments During Transfer. During any period of time in which a Member is contemplating a Transfer or effectuating a Transfer, that Member shall continue to be obligated to make any payments required by the Members under

Article 14 below and shall continue to be obligated to make any such payments until such responsibility is effectively transferred with the transfer of that Member’s Membership Interests in accordance with this Section 11.

11.4        Death or Incapacity of Member.    Upon the death or incapacity of a Member, such Member’s Membership Interests shall be deemed offered to the remaining Members, pro rata, relative to the Percentage Interest held by such Members, at the Enterprise Value set forth in Section 11.7 below. In the event a remaining Member does not accept such Member’s pro rata portion of such offer, such Member’s portion of the Membership Interests shall be offered to the other remaining Members. In the event that any Membership Interests shall remain unallocated, such Membership Interests shall be offered to the Company. In the event that any Membership Interests shall yet remain unallocated, such Membership Interests may be offered to a third party upon the terms and conditions set forth in this Agreement, or they may be distributed pursuant to the laws of descent or by trust to the heirs of the deceased or incapacitated Member. In either case, the Transferee shall succeed to the Member’s Transferable Interest, with all of the rights associated with the Member’s Transferable Interest; however, the Transferee shall not become a Member and shall not have the right to: (i) become a Member; (ii) exercise any Membership Rights; or (iii) act as an agent of the Company. Instead, the deceased or incapacitated Member’s Membership Rights, which would have been transferred if such Membership Interests were transferred to a Member, shall be distributed to the remaining Members in proportion to their Membership Interests. The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a Member of the Company in order to assure that adequate funds will be available for the purchase of such Member’s Membership Interest upon his death or incapacity.

11.5        Marital Dissolution. If, in connection with the divorce or dissolution of the marriage of a Member, any court issues a decree or order that transfers, confirms, or awards a Membership Interest, or any portion thereof, to that Member’s spouse (an “Award”), then, notwithstanding that such transfer would constitute an unpermitted Transfer under this Agreement, that Member shall have the right to purchase from his or her former spouse the Membership Interest, or portion thereof, that was so transferred, and such former spouse shall sell the Membership Interest or portion thereof to that Member, at the Enterprise Value set forth in Section 11.7 as adjusted for marketability and minority discounts. If the Member fails to consummate the purchase within one hundred eighty (180) days after the court Award (the “Expiration Date”), the Company and the other Members shall have the option to purchase from the former spouse the Membership Interest or portion thereof under Section 11.3.2 of this Agreement; provided that the option period shall commence on the later of (1) the day following the Expiration Date, or (2) the date of actual notice of the Award. In the event such Membership Interest is not purchased pursuant to this Section 11.5, the former spouse shall be treated as a Transferee, having all of the rights associated with the Member’s Transferable Interest, but shall not become a Member and shall not have the right to: (i) become a Member without the unanimous approval of all Members; (ii) exercise any Membership Rights; or (iii) act as an agent of the Company. The Membership Rights which would have been transferred if such Membership Interests were transferred to a Member, shall be distributed to the Members in proportion to their Membership Interests.

11.6        Transfer of Interests for Estate Planning. Notwithstanding the restrictions on the transfer of Membership Interests provided in this Section 11, a Member may Transfer his/its Transferable Interests to any revocable trust created for the benefit of the Member, or any combination between or among the Member, the Member’s spouse or domestic partner and the Member’s issue, provided that the Member retains a beneficial interest in the trust and all of the voting interest included in the Membership Interest. A Transfer of a Member’s beneficial interest in the trust, or failure to retain such voting interest, shall be deemed a Transfer of Membership Interest restricted by this Section 11.

11.7        Enterprise Value.

11.7.1    Valuation by Agreement.    The Company’s value on a going concern basis (the “Enterprise Value”) may be established by agreement between the Members from time to time.

11.7.2    Appraisal. If there has been no agreement as to value as provided in Section 11.7.1 above within twelve (12) months of an event requiring an agreement on value, the Company and the Member whose Membership Interests are to be purchased, or such Member’s successor, shall agree upon a value, or if a value cannot be agreed upon within thirty (30) days of an event requiring an agreement on value, shall either agree upon a single appraiser to determine the value or each appoint an appraiser to determine the value of the Company. If the two (2) appraisers agree upon such value, they shall jointly render a single written report stating that value. If the two (2) appraisers cannot agree upon the value of the Company, they shall each render a separate written report and shall appoint a third appraiser, who shall appraise the Company, determine its value, and render a written report of his or her opinion thereon. Each party shall share equally the fees if a single appraiser is agreed upon, shall pay the fees and other costs of the appraiser appointed by such party if two (2) appraisers are required, and the fees and other costs of the third appraiser shall be shared equally by both parties. The appraiser(s) must apply marketability and minority discounts in considering value.

The value contained in the aforesaid appraiser’s written report, the joint written report or the written report of the third appraiser, as the case may be, shall be the Enterprise Value; provided, however, that if the value of the equity contained in the appraisal report of the third appraiser is more than the higher of the first two (2) appraisals, the higher of the first two (2) appraisals shall govern; and provided, further, that if the value of the equity contained in the appraisal report of the third appraiser is less than the lower of the first two (2) appraisals, the lower of the first two (2) appraisals shall govern.

12.        Dissociation.

12.1        Occurrence of a Dissociation Event.    Upon the occurrence of a Dissociation Event, the Dissociated Member shall be deemed to have offered his/its Membership Interest for sale in accordance with Section 11.3 above. In addition, upon such Dissociation Event, the Dissociated Member shall no longer be deemed a Member of the Company, but shall continue to have a Transferable Interest in the Company.

12.2        Admission as Substitute Member. Notwithstanding Section 12.1 above, within ninety (90) days after the expiration of the Company’s right to repurchase a Membership Interest, which right to repurchase resulted from a Dissociation Event, any party acquiring the Transferable Interest in the Company as a result of a Dissociation Event may request in writing admission to the Company as a Substitute Member. If the acquiring party’s request for admission as a Substitute Member is denied (as evidenced either in writing or by the Company’s failure to respond within fifteen (15) days of Company’s receipt of any such request), said acquiring party shall continue as a Transferee. If no timely request for Substitute Member status is made, the acquiring party shall thereafter have only the rights of a Transferee under this Agreement.

13.        Dissolution, Liquidation and Termination of the Company.

13.1        Limitations. The Company may be dissolved, liquidated and terminated pursuant only to the provisions of this Section. The Members waive all their other rights to cause the dissolution of the Company or the sale or partition of any of its assets.

13.2        Cause of Dissolution. The first to occur of the following events shall cause the Company to be dissolved:

(a)        A vote of the Majority in Interest in favor of dissolution and termination of the Company;

(b)        A unanimous vote of those serving as the Manager in favor of dissolution and termination of the Company;

(c)        The sale or other disposition of substantially all of the Company’s assets and the receipt in cash of the proceeds thereof;

(d)        At the end of the term of this Agreement, as set forth in Section 2.6 above; or

(e)        The date on which the Company is dissolved by operation of law or decree of judicial dissolution entered pursuant to the Act.

13.3        Authority to Wind Up. The Manager has all necessary power required to marshal the assets of the Company, to pay its creditors, to distribute assets and otherwise wind up the business and affairs of the Company. The Manager has the power to continue to conduct the business and affairs of the Company during the period of liquidation of the Company consistent, in the Manager’s judgment, with the orderly winding up of the Company.

13.4        Liquidation of the Company. Upon dissolution of the Company: (a) the Company shall be wound up and liquidated and shall not engage in any activity except that is necessary to wind up its business; (b) the noncash assets shall be liquidated; and (c) the remaining assets shall be distributed as expeditiously as possible.

13.4.1    Cash Distributions and Net Profit and Net Loss Allocations. Dining the winding up and liquidation period, the Members shall continue to receive Distributions and to share in Net Profit and Net Loss for tax purposes as provided in this Agreement. If the Company is liquidated within the meaning of Section 1.704-l(b)(2)(ii)(g) of the Regulations, liquidating Distributions shall be made in compliance with Section 1.704-l(b)(2)(ii)(b)(2) of the Regulations.

13.4.2    Distributions. Each Company asset shall be either distributed in kind or sold, as determined by a Majority in Interest. Subject to Section 17707.01 et seq. of the Act, the assets shall be distributed according to the following priority:

(a)        Expenses.    First, to pay all expenses of winding up, liquidating, and terminating the Company, second, to pay off all Company obligations to third party creditors;

(b)        Reserves.    Then, to establish any reserves which the Manager deems necessary for contingent or unforeseen obligations of the Company, which reserves will be distributed when they are, in the Manager’s judgment, no longer needed;

(c)        Outstanding Loans to Members.    Then, to repay outstanding loans to Members. If there are insufficient funds to pay those loans in full, each Member shall be repaid in proportion to the ratio that the Member’s loan, together, with accrued and unpaid interest, bears to the total of all loans from Members, including all accrued and unpaid interest. Repayment shall first be credited to unpaid principal and the remainder shall be credited to accrued and unpaid interest; and

(d)        Liquidating Distributions. Liquidating Distributions shall be made in compliance with Section 1.704-l(b)(2)(ii)(b)(2) of the Regulations only to the Members, if any, who have positive Capital Accounts until reduced to zero (or in the ratio of such Capital Account balances, if more than one Member has a positive Capital Account balance and the amount to be distributed is less than the sum of the positive Capital Account balances), and then to the Members in proportion to their Percentage Interests, all subject to any Profits Participant’s right to share in the same pursuant to this Agreement and any other agreement executed between the Company and that Profits Participant concerning Profits Interest. If any Member’s interests in the Company is “liquidated” within the meaning of Section 1.761-1(d) of the Regulations, liquidating Distributions, if any, shall be made to such Member in the same amounts and at such times as would have been made to such Member, in accordance with the foregoing provision of this Section, if the Company itself were being “liquidated.” No Member shall have an obligation to contribute amounts to the Company because of a deficit balance in such Member’s Capital Account.

13.5        Filing Certificate of Dissolution. Upon dissolution and liquidation of the Company, the Manager shall cause the execution and filing of a Certificate of Dissolution with the California Secretary of State in accordance with Section 17707.08 of the Act.

14.        Consent to Representation by Company Counsel.    The Members each acknowledge that Varner & Brandt LLP (“Counsel”) drafted this Agreement as counsel to the Company, and not as counsel to any individual Member. Each Member acknowledges that it is hereby:

14.1        Receiving from Counsel a disclosure that a conflict of interest may arise if Counsel were to represent any or all of the Members in addition to the Company, and therefore has not acted as counsel to any Member when drafting this Agreement;

14.2        Advised by Counsel that his or its interests in the Agreement may conflict with those of the other Members and with the Company;

14.3        Advised by Counsel that this Agreement will have tax consequences;

14.4        Advised by Counsel to seek independent counsel regarding this Agreement and its tax consequences, and each Member has either done so, or has elected to waive its right to do so at this time;

14.5        Aware that if a conflict between the parties hereto concerning this Agreement arises in the future, Counsel may be required to withdraw from representing some or all of the parties; and

14.6        Knowingly consents to the representation of the Company by Counsel under these circumstances and has sought independent and further legal counsel to the extent he, she or it deemed necessary.

15.        Miscellaneous.

15.1        Amendment. This Agreement may be amended only by written approval of a Majority in Interest.

15.2        Authority. Each individual signatory hereto represents and warrants that he or she is duly authorized to execute this document and is personally bound, or if executing on behalf of another, is authorized to do so and that the other is bound.

15.3        Consents. Whenever a Member is asked to provide consent, such Member shall not unreasonably withhold or delay giving the consent requested and will only be deemed enforceable if delivered in writing.

15.4        Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which shall constitute one agreement.

15.5        Exhibit and Appendix. Exhibit A and Appendix 1 are attached and incorporated herein by this reference.

15.6        Interpretation. The provisions hereof shall be interpreted to give effect to their fair meaning and shall be construed as though prepared by each of the Members. The entire agreement of the Members is set forth herein, and all prior negotiations, documents and discussions are superseded. The Members acknowledge there are no applicable representations, warranties or terms which are not stated herein. The invalidity of any provision shall not affect the validity of any other provision. Section headings are for convenience only and may not be used in interpretations. All interpretations are to be made in accordance with California law.

15.7        Notices. All notices required or allowed shall be in writing and shall be sent to the addresses shown on Exhibit A. A Member may change his/its address for notice by giving notice to the other Members. Notice may be delivered by personal delivery, electronic mail, facsimile transmission during normal business hours of the recipient, an overnight delivery service, or U.S. Mail sent certified with return receipt requested. Notices are effective on the earlier of the date received, the date of the delivery receipt, or the third day after postmark, as applicable.

15.8        References. All references to this Agreement include references to all its amendments. References to a Member include, bind, and inure to the benefit of, that Member’s officers, agents, employees, successors in interest and assignees. Reference to days means consecutive calendar days including weekends and holidays.

15.9        Third-Party Rights. This Agreement is intended to create enforceable rights between the Members only, and creates no rights in, or obligations to, any other Persons whatsoever. Without limiting the generality of the foregoing, as to any third party, a deficit Capital Account of a Member shall not be deemed a liability of such Member nor an asset or property of the Company. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third-party creditors of the Company.

15.10      Time.    Time is of the essence of all provisions hereof where time is a factor.

15.11      Venue.    The venue and jurisdiction for any disputes arising from this Agreement shall be San Bernardino County, California.

15.12      Waiver.    No right or remedy will be waived unless the waiver is in writing and signed by the party claimed to have made the waiver. One waiver will not be interpreted as a continuing waiver.

15.13      Attorney Fees.    In the event that any dispute under or related to this Agreement between the Company and the Members or among the Members should result in litigation or arbitration, the prevailing party in the dispute will be entitled to recover from the other party(ies) all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses, all of which will be deemed to have accrued upon the commencement of the action and be paid whether or not the action is prosecuted to judgment. Any judgment or order entered in the action will contain a specific provision providing for the recovery of reasonable attorneys’ fees and costs incurred in enforcing the judgment and an award of prejudgment interest from the date of the breach at the maximum rate allowed by law.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first written above.

MEMBERS:
/s/ Josh Schreider
Josh Schreider, an individual

PPZ, LLC,
a Wyoming limited liability company
/s/ Rhea Lamia
By: Rhea Lamia
Its: Manager

SLINGSHOT CONSUMER LLC,
a Wyoming limited liability company
/s/ Bryan Freeman
By: Bryan Freeman
Its: Manager

EXHIBIT A

MEMBERS, CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS

MEMBERS	CAPITAL CONTRIBUTION	PERCENTAGE INTEREST

Josh Schreider Address: [***]	[***]	[***]%

PPZ, LLC, a Wyoming limited lability company Address: [***]	[***]	[***]%

Slingshot Consumer LLC, a Wyoming limited liability company Address: [***]	[***]	[***]%

Exhibit A to Amended and Restated Operating Agreement

APPENDIX 1

DEFINITIONS

REFERENCES TO “SECTIONS” OR “PARAGRAPHS” CONTAINED IN THIS APPENDIX, UNLESS OTHERWISE IDENTIFIED, ARE REFERENCES TO THE SECTIONS OR PARAGRAPHS OF THE OPERATING AGREEMENT OF THE REAL GOOD FOOD COMPANY LLC, OF WHICH THIS APPENDIX IS A PART.

1. Act. California Revised Uniform Limited Liability Company Act as codified in California Corporations Code Section §§17701.01 – 17713.13, including any amendments from time to time.

2. Additional Member. A Member admitted as a Member after the Effective Date.

3. Adjusted Capital Contribution. A Member’s Capital Contributions, adjusted as follows:

(a) Increased by the amount of any Company liabilities which, in connection with Distributions made to a Member, are assumed by such Member or are secured by any Company property distributed to such Member; and

(b) Reduced by (i) the amount of Distributions and the Gross Asset Value of any Company property distributed to such Member and (ii) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company. If any Member Transfers all or any portion of his/its Membership Interests in accordance with the terms of this Agreement, his/its transferee shall succeed to the Adjusted Capital Contribution of the transferor to the extent it relates to the transferred Membership Interests.

4. Available Cash. Means all net revenues from the Company’s operations, including net proceeds from all sales, refinancing and other dispositions of the Company property that the Manager, in his/its/her sole discretion, deem in excess of the amount reasonably necessary for the operating requirements of the Company, including debt reduction and reserves deemed reasonably necessary to meet accrued or contingent liabilities of the Company, reasonably anticipated operating expenses and working capital requirements.

5. Bankruptcy. Means that a petition is filed by or against a Person as “debtor” and the adjudication of such Person as bankrupt under the provisions of the bankruptcy laws of the United States of America has commenced, or that such Person made an assignment for the benefit of its creditors generally or a receiver is appointed for substantially all of the property and assets of such Person, as defined in the Act.

6. Capital Account. With respect to any Member, the account reflecting the capital interest of the Member in the Company, consisting of the Member’s Initial Capital Contribution maintained and adjusted in accordance with Section 4.3.

7. Capital Contribution. The amount of cash or the Gross Asset Value of property contributed to the Company by a Member. Capital Contributions do not include amounts paid to

Appendix 1 to Amended and Restated Operating Agreement

any Person concerning any assignment of a Membership Interest or any interest therein or concerning any substitution of a Member. Capital Contributions also shall not be deemed a loan.

8. Cash Flow. The sum arrived at by deducting the total “costs” of the Company from the total gross cash receipts of the Company derived from all sources. For purposes of this definition, “costs” shall include, but not be limited to, (a) all obligations incurred or paid by the Company, (b) all payments of principal and interest on loans to the Company, (c) direct out of pocket expenses of the Company, (d) any amounts set aside for reserves for working capital or contingencies, and (e) Company administrative expenses. Costs shall not include cost recovery, amortization, depreciation deductions and expenditures of funds from reserves. The determination of what is a “cost” must be approved by the Members irrespective of the treatment of such matters for tax and accounting purposes.

9. Code. The Internal Revenue Code of 1986, as amended.

10. Company. The limited liability company formed pursuant to the Articles and this Agreement.

11. Depreciation. For each Fiscal Year or other period, the depreciation, amortization, or other cost recovery deduction allowable concerning an asset for such period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such period, Depreciation shall bear the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such period bears to such beginning adjusted tax basis.

12. Dissociated Member. A Member to whom a Disassociation Event occurs.

13. Dissociation Event. Each event named in Section 17706.02 of the Act and each of the following:

(a) The Bankruptcy of a Member;

(b) If a Member shall admit in writing his/its inability to pay his/its debts as they mature;

(c) If a Member shall give notice to any governmental body of insolvency or pending insolvency;

(d) If a Member files a petition seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any state law;

(e) If a Member makes an assignment for the benefit of creditors;

(f) If a Member seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or liquidation of the Member or Interest Holder or of any or all substantial part of the Member’s properties;

(g) If a Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust;

Appendix 1 to Amended and Restated Operating Agreement

(h) If a Member is a partnership or limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company;

(i) If a Member is a corporation, the dissolution of the corporation or the revocation of its charter;

(j) If a Member is a partnership, limited liability company or corporation, a change in control of such entity; or

(k) If a Member is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company.

14. Distribution(s). As defined in Section 17701.02 of the Act and, additionally, any cash or other property distributed to Members arising from their Membership Interests.

15. Fiscal Year. Defined in Section 8.4.

16. Gross Asset Value. An asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as reasonably determined by the contributing Member and the Company;

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Members, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property other than money, unless all Members receive simultaneous Distributions of undivided interests in the distributed property in proportion to their interests in the Company; and (iii) the termination of the Company for federal income tax purposes pursuant to Code Section 708(b)(1)(B);

(c) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value on the date of distribution; and

(d) If the Gross Asset Value of an asset is determined or adjusted pursuant to paragraph (a) or (b) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account concerning such asset for purposes of computing Net Profit and Net Loss.

17. Initial Capital Contribution. The Initial Capital Contribution of each Member stated in Exhibit A.

18. Majority in Interest. Members holding more than fifty percent (50%) of Percentage Interest entitled to vote on the matter at hand.

19. Members. As defined in Section 17701.02 of the Act and, additionally, refers collectively to all Persons admitted as members of the Company and as set forth in Section 9.1 of

Appendix 1 to Amended and Restated Operating Agreement

the Agreement and who have not dissociated under Section 9.5. Reference to a “Member” is any one of the Members and includes the Initial Member.

20. Membership Interest. Defined in Section 17701.02 of the Act and, additionally, the entire interests of a Member in the Company representing such Member’s rights, powers and privileges as specified in this Agreement and the Act. The term Membership Interest includes the Member’s Membership Rights, if any, and Transferable Interest.

21. Membership Rights. All rights of a Member concerning the Company other than that Member’s Transferable Interest, and shall include: (a) the right to inspect the books and records of the Company; (b) the right, to the extent specifically provided for in this Agreement, to participate in the business, affairs and management of the Company and to vote on or grant consent or approval concerning matters coming before the Company; and (c) appoint the Manager.

22. Minimum Gain. The excess of the fair market value of a property over the tax basis of that property, provided that Minimum Gain is never less than the excess of the amount, if any, by which the Nonrecourse Liability secured by a property exceeds the tax basis of that property.

23. Net Profit and Net Loss. For each Fiscal Year, an amount equal to the taxable income or loss of the Company for such year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments: (a) if the Gross Asset Value of any Company asset is adjusted pursuant to the provisions of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss; (b) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; (c) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation; (d) any receipts of the Company that are exempt from federal income tax and are not otherwise included in taxable income or loss shall be added to such taxable income or loss; and (e) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken in account in computing taxable income or loss pursuant to this paragraph, shall be subtracted from such taxable income or added to such taxable loss.

24. Nonrecourse Liability. Any liability secured by a property or Company assets with respect to which no Member (or a party closely related to the Member) is personally liable.

25. Percentage Interest. A Member’s right to receive distributions from the Company and allocations of Net Profits and Net Losses and items of income and expense from the Company pursuant to this Agreement and the Act, expressed as a percentage of those items. The relative Percentage Interests of the Members are as set forth on Exhibit A (as amended from time to time). Percentage Interests shall be adjusted in Exhibit A from time to time to properly reflect the admission of new Members, if any, or any other event having an effect on a Member’s Percentage Interest.

Appendix 1 to Amended and Restated Operating Agreement

26. Person. An individual, partnership, limited partnership, trust, estate, association, corporation, limited liability company, or other entity, whether domestic or foreign. Nothing in this subdivision shall be construed to confer any rights under the California Constitution or the United States Constitution.

27. Regulations. The current Treasury Regulations promulgated under the Code.

28. Substitute Member. A Transferee who has also been admitted to all the rights of membership pursuant to this Agreement.

29. Supermajority. Members holding more than sixty-six and two-thirds percent (66.67%) of the Percentage Interest of the Company

30. Tax Matters Partner. The Member who is authorized and required to represent the Company at Company expense in connection with all examinations of the Company’s affairs by tax authorities, including administrative and judicial proceedings, and to expend Company funds as necessary and reasonable for professional services and costs associated therewith.

31. Transferable Interest. Defined in Section 17701.02 of the Act and, additionally, all of the interests of a Member in the Company’s Net Profits, Net Losses, Capital and Distributions (expressly excluding any Membership Rights).

32. Transferee. Defined in Section 17701.02 of the Act and, additionally, a recipient of a Membership Interest who is not admitted as a Substitute Member, holds only an Transferable Interest in the Company, and shall not have the right to (i) become a Member without the unanimous approval of all Members, (ii) exercise any Membership Rights, or (iii) act as an agent of the Company.

Appendix 1 to Amended and Restated Operating Agreement